                                                                   Exhibit 10.2



                        BRIDGE LOAN ASSUMPTION AGREEMENT

                  THIS BRIDGE LOAN ASSUMPTION AGREEMENT (this "Agreement") is entered into as of January 8, 2003, by and among Sherwood Partners, Inc., a California corporation ("Sherwood"), solely as the assignee for the benefit of creditors of Asera, Inc., a Delaware corporation ("Asera"), SEEC, Inc., a Pennsylvania corporation (the "Buyer"), and KPCB Holdings, Inc., as nominee, a Delaware corporation ("KPCB"), as representative and collateral agent for and on behalf of the Bridge Lenders (as defined herein) (in such capacity, the "Collateral Agent").

                                    RECITALS

                  WHEREAS, pursuant to that certain Note and Warrant Purchase Agreement dated as of November15, 2002 (the "Bridge Purchase Agreement"), by and among Asera, KPCB and the other signatories thereto (such signatories, with KPCB, the "Bridge Lenders"), Asera has issued to the Bridge Lenders certain senior secured promissory notes pursuant to the Bridge Purchase Agreement in the aggregate principal amount of $2,112,525 (the "Bridge Notes");

                  WHEREAS, Asera's repayment obligations of all indebtedness, accrued and unpaid interest thereon and any other amounts owing by Asera to the Bridge Lenders pursuant to the Bridge Notes and Bridge Purchase Agreement (collectively, the "Bridge Indebtedness") is secured by the Collateral (as such term is defined in the Bridge Purchase Agreement);

                  WHEREAS, KPCB, in its capacity as (i) the Collateral Agent and
(ii) the Majority Lenders (as such term is defined in the Bridge Purchase Agreement), may amend or waive any provision of the Bridge Purchase Agreement or the other Transaction Documents (as such term is defined in the Bridge Purchase Agreement) (collectively, all such Transaction Documents, for the purposes hereof, the "Bridge Loan Documents") including, without limitation, the Bridge Notes, and such amendment and/or waiver shall be binding on all Bridge Lenders;

                  WHEREAS, concurrently with the execution hereof, Asera intends to make a general assignment for the benefit of creditors (the "Assignment") whereby all of its assets (including, without limitation, the Collateral) will be transferred to Sherwood as the assignee (hereinafter Sherwood shall be referred to as the "Assignee");

                  WHEREAS, concurrently with the execution hereof but effective as of immediately following the Assignment, the Assignee has agreed to sell, and the Buyer has agreed to purchase, the Required Assets (as such term is defined in the Asset Purchase Agreement) including, without limitation, the Collateral, and assume the Assumed Liabilities (as such term is defined in the Asset Purchase Agreement), including, without limitation, the Bridge Indebtedness, pursuant to that certain Asset Purchase Agreement dated as of January 8, 2003 (the "Asset Purchase Agreement"), by and between the Assignee and the Buyer (such sale and purchase, the "Asset Sale");

                  WHEREAS, concurrently with the execution hereof, each of KPCB, the Buyer, Asera and the Assignee are entering into that certain Consent and Agreement of even date herewith (the "Conversion Agreement"), pursuant to which, among other things, KPCB, in its capacity as the Collateral Agent and with the consent of the Majority Lenders, has agreed to convert the Bridge Indebtedness into shares of capital stock of the Buyer and, in certain instances, the right to receive certain cash payments as payment in full for the Bridge Indebtedness (such contemplated transaction, the "Bridge Conversion"), subject to the conditions set forth therein;

                  WHEREAS, in connection with the Asset Sale, the Bridge Lenders desire that the Buyer assume the Bridge Indebtedness, subject to the terms and conditions hereof; and

                  WHEREAS, concurrently herewith, each of (i) Comdisco, Inc. ("Comdisco") and (ii) Venture Lending & Leasing III, Inc. ("VLL") in its capacity as collateral agent for itself as a lender and for the WTI Syndicate (hereinafter defined), Third Coast Capital a Division of DVI Financial Services, Inc. ("TCC"), Venture Banking Group, a Division of Cupertino National Bank ("VBG"), GATX Ventures, Inc. ("GATX"), and Heller Financial Leasing, Inc., a GE Capital company ("Heller") (VLL, TCC, VBG, GATX and Heller are hereinafter referred to collectively as the "WTI Syndicate") are entering loan assumption agreements with the Assignee and the Buyer:

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties agree as follows:

         Section 1. Assumption of Indebtedness.


                  (a) Assumption. Subject to the terms hereof, the Buyer hereby assumes, as of the Effective Date (as defined herein), all of the Bridge Indebtedness, including all covenants, agreements and obligations of Asera under the Bridge Loan Documents. From and after the Effective Date, any reference in any Bridge Loan Document to Asera (as "Company," "Debtor" or otherwise) shall be deemed a reference to the Buyer.

                  (b) Obligations. The Buyer acknowledges that the obligations assumed pursuant hereto under the Bridge Loan Documents (i) are owing to the Bridge Lenders from Asera, and (ii) following the Effective Date will be owing to the Bridge Lenders from the Buyer, without any defense, offset or counterclaim of any kind or nature whatsoever as of the date hereof.

                  (c) Consent. Reference is hereby made to the Conversion Agreement. Effective upon the granting of the consent described in Section 1(b) thereof, the Bridge Lenders hereby waive any and all defaults or Events of Default under the Bridge Loan Documents that may have occurred or shall occur as a result of the Assignment, the Asset Sale or the Debt Conversion. Effective as of the Effective Date, the execution and delivery of this Agreement by the Collateral Agent on behalf of the Bridge Lenders shall constitute a cure of any such default or Event of Default.

         Section 2. Collateral.

                  (a) Existing Collateral. From and after the Effective Date, the definition of "Collateral" (or any subset or component thereof) under the Bridge Purchase Agreement and any other Bridge Loan Document shall be deemed to include only the Required Assets. The Buyer shall not have any obligation to grant any security interest in any other asset of the Buyer and no restriction or other obligation with respect to the Collateral (or any subset or component thereof) shall be deemed to apply to any other asset of the Buyer. From and after the Effective Date, subject to Section 3 hereof, the obligations secured by the Collateral shall be limited to the Buyer's obligations to repay the Bridge Indebtedness assumed pursuant to Section 1(a) hereof.

                  (b) Further Assurances. The Buyer hereby covenants and agrees that it shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the Collateral Agent may reasonably request in order to carry out the intent and accomplish the purposes of this
Section 2 including, without limitation, (i) the assignment of any applicable existing UCC financing statements, and (ii) the execution of any additional UCC financing statements.

         Section 3. Continuing Validity.

                  (a) Existing Covenants, Restrictions and Defaults. Other than the Buyer's obligation to repay the Bridge Indebtedness assumed pursuant to
Section 1(a) hereof, each of the Bridge Lenders, on one hand, and the Buyer, on the other, acknowledge and agree that the Buyer shall not be bound by any of the covenants, restrictions or events of default set forth in the Bridge Loan Documents except for the following:

                           (i) The negative covenants set forth in the following
Sections of the Bridge Purchase Agreement: (A) Section 8.9 (Sale of Assets); and
(B) subsections (a) - (e) and (g) of Section 8.12 (Collateral) (it being understood that, for purposes of subsection (d) of Section 8.12, the current policies of insurance carried by the Buyer are sufficient to satisfy the conditions thereof and that the Buyer shall have a period of 30 days following the closing to have the Collateral Agent named a loss payee and/or an additional insured thereunder).

                           (ii) The negative covenant set forth in Section 8.8
of the Bridge Purchase Agreement amended in its entirety to read as follows:
"Except with the prior written approval of the Majority Lenders, the Company [the Buyer] will not, and will not permit any of its subsidiaries to, merge with or consolidate into, or acquire all or substantially all of the assets of any person or entity, or sell, transfer, lease, license, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets if such action would materially and adversely impair the Company's ability to repay the Obligations."

                           (iii) The Events of Default set forth in the
following Sections of each Bridge Note: (A) Section 3(a) (Payment Default); (B)
Section 3(c) (Negative Covenants) [as amended hereby]; (C) Section 3(e) (Bankruptcy); (D) Section 3(f) (Appointment of Receiver); (E) Section 3(h) (Judgments) (provided that, for the purposes thereof, the threshold amount stated therein shall be One Million Dollars ($1,000,000) rather than as set forth therein); and (F) Section 3(i) (Liquidations).

                           (iv) The following additional covenant: "Except with
the prior written approval of the Majority Lenders, the Company [the Buyer] shall not (A) impair, restrict or otherwise encumber any of its assets including, without limitation, the Collateral, except for encumbrances in effect on the date hereof and as set forth on Schedule A hereto or as contemplated by the Asset Purchase Agreement, and (B) allow any Intellectual Property Collateral (as defined in the Intellectual Property Security Agreement) to become abandoned nor any registration thereof to be terminated, forfeited, expired or dedicated to the public."

                  (b) No Further Liability. It is the intention of the Bridge Lenders to not retain as liable parties all makers and endorsers of the Bridge Loan Documents and such maker, endorser, or guarantor is hereby, as of the Effective Date, released by virtue of this Agreement and the assumption of the Bridge Indebtedness by the Buyer pursuant hereto (subject to revival and restatement under Section 7 hereof).

         Section 4. Consistent Changes. The Bridge Loan Documents are hereby amended wherever necessary to reflect the changes described herein.

         Section 5. Release of Bridge Lenders. To the fullest extent permitted by applicable law, except for each of Asera's and the Assignee's respective claims under this Agreement, each of Asera (by and through the Assignee) and the Assignee (solely in its capacity as assignee for the benefit of creditors of Asera), on the one hand, releases the Bridge Lenders, on the other, from any and all claims, demands, debts, issues, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, that are based in whole or part on any act, omission or other occurrence relating to the Bridge Loan Documents and the transactions contemplated therein or arising in connection therewith, including, without limiting the generality of the foregoing, those arising in connection with any written or oral communications between or among any of them or any other person or entity, or the actions of any of them, as the case may be, or their officers, directors, stockholders, employees, attorneys, agents, successors, assigns, heirs and representatives in connection with any of the foregoing, and further including any claims of the Assignee with respect to fraudulent of preferential transfers or claims of a similar nature. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT IS AWARE OF, FAMILIAR WITH, UNDERSTANDS, AND EXPRESSLY WAIVES THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, AND ANY OTHER SIMILAR STATUTE, CODE, LAW OR REGULATION TO THE FULLEST EXTENT IT MAY WAIVE SUCH RIGHTS AND BENEFITS. SECTION 1542 PROVIDES:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Section 6. Assignee to Administer Assets and Liabilities of Asera. As a material inducement to the Bridge Lenders to enter into this Agreement, the Assignee agrees that it will fully and finally administer the assets and liabilities of Asera as an assignee for the benefit of creditors under applicable California law, and each of the Assignee and Asera covenants and agrees that it will not file a petition for bankruptcy relief with respect to

Asera or its assets. The Assignee and Asera each acknowledges that the Bridge Lenders are relying on such agreements herein, and in the concurrent consents of the WTI Syndicate and Comdisco and consummation of the Asset Purchase Agreement, to constitute the functional equivalent of, and to be in lieu of, a Chapter 7 liquidation of Asera; that the Bridge Lenders intend that consummation of this Agreement shall be the full and final resolution of all of its rights and obligations with respect to Asera and its assets; and that the Bridge Lenders would not have entered into this Agreement and granted to Asera the accommodations provided herein (in particular, the release from obligations provided by Section 5 hereof), but for the agreements of the Assignee and Asera under this Section 6.

         Section 7. Revival of Obligations. If any Bridge Lender shall hereafter be required in any bankruptcy case, legal action or comparable proceeding to refund or disgorge all or any portion of any payment made by or on behalf of Asera or the Buyer with respect to the Bridge Indebtedness or other Obligations (as such term is defined in the Bridge Purchase Agreement), or the value thereof, then, (a) the liabilities of the Asera, and of any maker, endorser, or guarantor of the Bridge Loan Documents shall be automatically revived, reinstated and restored in such amount or amounts and shall exist as though such consideration or portion thereof had never been paid or delivered to the Bridge Lenders, and (b) the provisions of Section 3(b) hereof shall be rendered null, void and of no effect whatsoever.

         Section 8. Effective Date. This Agreement shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of the Majority Lenders (such date, the "Effective Date"):

                  (a) the closing of the Asset Sale pursuant to the Asset Purchase Agreement, in form and substance satisfactory to the Majority Lenders, shall have occurred;

                  (b) each of Comdisco and the WTI Syndicate shall have entered into loan assumption agreements in form and substance satisfactory to the Majority Lenders and such assumption agreements shall have become effective by their respective terms; and

                  (c) Asera shall have paid to the Collateral Agent or its counsel, Brobeck, Phleger & Harrison LLP, an amount necessary to reimburse the Collateral Agent for attorney's fees, costs and expenses incurred by the Collateral Agent in connection with the negotiation, drafting and consummation of this Agreement and the transactions contemplated hereby in an amount not to exceed $30,000.

         Section 9. Miscellaneous.

                  (a) Notice. All notices and other communications required or permitted under this Agreement shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, addressed to the address set forth on the signature page hereto (with copies to such other parties as noted thereon), or such other address as a party may provide to the other no later than ten (10) days prior to any such notice or communication. All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (i) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (ii) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (iii) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

                  (b) Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware without any regard to conflicts of law principals.

                  (c) No Novation or Waiver. Except as specifically set forth herein, the execution, delivery and effectiveness of this Agreement shall not
(i) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, the Bridge Lenders under any Bridge Loan Document, (ii) constitute a waiver of any provision of any Bridge Loan Document or of any event of default that may have occurred and be continuing, or (iii) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Bridge Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

                  (d) Amendments. Prior to the Effective Date, any provision of this Agreement may be amended by a written instrument signed by the Assignee, the Buyer and the Collateral Agent. From and following the Effective Date, any provision of this Agreement may be amended by a written instrument signed by the Buyer and the Collateral Agent.

                  (e) Benefits of Agreement. This Agreement is entered into for the sole protection and benefit of the parties hereto, the other Bridge Lenders and their respective successors and assigns, and no other person or entity shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

                  (f) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

                  (g) Entire Agreement. This Agreement, together with each of the documents reference herein (and each of the schedules and exhibits appended thereto), constitutes the entire agreement of the parties with respect to the matters set forth herein and supersedes any prior agreements, commitments, discussions and understandings, oral or written, with respect thereto.

                  (h) Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement. The Buyer may not assign, except as expressly contemplated herein, any rights, obligations or benefits under this Agreement without the prior written consent of the Collateral Agent.

                  (i) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable laws and regulations. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

                  (j) Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be an original, but all of which together shall constitute one instrument.

                  (k) Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                  (l) Construction; Titles; Gender. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

                      (This space intentionally left blank)

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

"KPCB"                                                  "BUYER"

KPCB HOLDINGS, INC., a Delaware                         SEEC, INC., a Pennsylvania corporation
corporation, in its capacity as
Collateral Agent and Majority Lender

By:      /s/ John A. Denniston                          By:      /s/ Ravindra Koka
        ---------------------------                              -----------------
Name:    John A. Denniston                              Name:    Ravindra Koka
Title:   President                                      Title:   President and CEO

Address: c/o Kleiner Perkins Caufield & Byers           Address: Park West One
         2750 Sand Hill Rd.                                      Cliff Mine Road, Ste. 200
         Menlo Park, CA  94025                                   Pittsburgh, PA 15275
         Facsimile: 650.233.0378                                 Facsimile: 412.893.0415
         Attention: John A. Denniston                            Attention: Chief Executive Officer


with a copy to:   Brobeck, Phleger & Harrison LLP       with a copy to:   Cohen & Grigsby, P.C.
                  One Market - Spear Tower                                11 Stanwix St., 15th Floor
                  San Francisco, CA  94105                                Pittsburgh, PA  15222
                  Facsimile: 415.442.1010                                 Facsimile: 412.209.0672
                  Attention: Ronald B. Moskovitz                          Attention: Daniel L. Wessels



"SHERWOOD" or "ASSIGNEE"

SHERWOOD PARTNERS, INC., a California corporation, solely as assignee for the benefit of creditors of Asera, Inc., a Delaware corporation

By:      /s/ Michael A. Maidy
         --------------------------
Name:    Michael A. Maidy
Title:   President

Address:          1849 Sawtelle Blvd., Ste. 543
                  Los Angeles, CA  90025
                  Facsimile: 310.477.8402
                  Attention: Michael Maidy

with a copy to:   Sulmeyer, Kupetz, Baumann &
                  Rothman
                  300 South Grand Ave., 14th Floor
                  Los Angeles, California 90071
                  Facsimile: 213.629.4520
                  Attention: David S. Kupetz